CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554 -1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS FIRST QUARTER RESULTS

Quarterly Revenues Increase 6.2% to $26.8 Million; Net Income Rises to $1.3 Million, or $0.11 Per Share
Company to Conduct Conference Call Today at 4:30 PM ET

Jacksonville, FL – May 15, 2007 — Trailer Bridge, Inc. (NASDAQ: TRBR) today reported financial results for the first quarter ended March 31, 2007 (see attached table). These results include the expected effect of the tonnage tax election that will be utilized by the Company for 2007 and future tax periods.

John D. McCown, Chairman and CEO, said, “We achieved improved quarterly results even with transition delays related to a couple of key new contract awards. For 14 out of the last 16 quarterly periods, our year-over-year net income has increased. We’ve announced an expansion that we’re very enthusiastic about which includes a further investment in differentiated assets. Investment in hard assets will always be a priority and we aim to be in a continuous process of building on our competitive advantages. Trailer Bridge has a unique operating model and is well placed for further expansion and progress.”

Total revenue for the three months ended March 31, 2007 was $26.8 million, an increase of 6.2% from the first quarter of 2006. Higher revenues were driven by increases in southbound car volume and specialized shipments along with increases in northbound container volume. The Company’s Jacksonville-San Juan deployed vessel capacity utilization during the first quarter was 80.3% to Puerto Rico and 24.6% from Puerto Rico

The Company’s operating income was $3.8 million in the first quarter of 2007, as compared with $0.5 million in the first quarter of 2006 which was burdened with $3.1 million of dry-docking costs. The operating ratio was 86.0% for the first quarter compared to 98.1% during the year earlier quarter.

Net income for the first quarter of 2007 rose $3.1 million to $1.3 million from a net loss of $1.8 million in the year earlier period. Net income attributable to common shares for the first quarter of 2007 was $.11, versus a $.15 loss per share for the first quarter of 2006.

Trailer Bridge intends to make a tonnage tax election for 2007 that it believes will result in a significant and permanent reduction in the Company’s effective federal tax rate. The Company’s effective federal tax rate during the first quarter of 2007 was less than 1%. Trailer Bridge anticipates that its effective federal tax rate on a run rate basis will be less than 1% going forward.

Trailer Bridge, Inc.	Page 2
May 15, 2007

Financial Position
At March 31, 2007, the Company had cash balances of $10.7 million and working capital of $16.4 million. Compared to December 31, 2006, cash increased $3.8 million during the quarter. This cash increase was driven by cash from operations during the quarter of $6.4 million, which was $2.3 million above cash from operations in the year earlier period.

Conference Call
Trailer Bridge will discuss first quarter results in a conference call today, May 15, 2007, at 4:30 PM (Eastern Time). The dial in number is 888-737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or go directly to http://investor.shareholder.com/media/eventdetail.cfm?mediaid=25590&c=TRBR&mediakey=52FB9ED0D7DDB9C98DBE3BD9D5AAF39C&e=0. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include changes in the valuation allowance related to the deferred tax asset that could cause material changes from audited financial results, the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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Trailer Bridge, Inc.	Page 3
May 15, 2007

TRAILER BRIDGE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
OPERATING REVENUES	$26,840,504	$25,275,197
OPERATING EXPENSES:
Salaries, wages, and benefits	3,981,655	3,690,611
Rent and purchased transportation	6,350,839	5,771,995
Fuel	3,608,450	3,442,653
Operating and maintenance (exclusive of depreciation & dry-docking
shown separately below)	5,444,733	5,414,569
Dry-Docking	4,544	3,121,962
Taxes and licenses	43,835	81,184
Insurance and claims	840,769	817,487
Communications and utilities	176,453	116,747
Depreciation and amortization	1,375,761	1,319,831
Loss on sale of assets	51,164	22,732
Other operating expenses	1,202,406	984,588

	23,080,609	24,784,359

OPERATING INCOME	3,759,895	490,838

NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,619,678)	(2,442,074)
Interest income	191,826	135,155

INCOME (LOSS) BEFORE (PROVISION) FOR INCOME TAXES	1,332,043	(1,816,081)
(PROVISION) FOR INCOME TAXES	(6,454)	(8,010)

NET INCOME (LOSS)	$1,325,589	$(1,824,091)

PER SHARE AMOUNTS:
NET INCOME (LOSS) PER SHARE BASIC	$0.11	$(0.15)

NET INCOME (LOSS) PER SHARE DILUTED	$0.11	$(0.15)

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC	11,788,466	11,779,259

SHARES OUTSTANDING DILUTED	12,309,778	11,779,259